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                                                                       EXHIBIT 2

                             Phoenix Enterprises LLC
                        135 East 57th Street, 12th Floor
                               New York, NY 10022



                                          April 11, 2001



JLM Industries, Inc.
8675 Hidden River Parkway
Tampa, FL 33637
Attention:  John L. MacDonald

      Re:  Financing
           ---------

Gentlemen:

      You have advised the undersigned that JLM Industries, Inc. ("JLM"), together with its subsidiaries, intends to refinance (the "Refinancing") all of the outstanding obligations under that certain Amended and Restated Credit Agreement (the "Citizens Credit Agreement") with Citizens Bank ("Citizens"). In connection with the Refinancing, you have requested that Phoenix Enterprises LLC ("Phoenix") commit to purchase or cause to be purchased an aggregate of $2.5 million of JLM's shares (the "Shares") of common stock, par value $.01 per share (the "Common Stock").

      Accordingly, subject to the terms and conditions set forth below, Phoenix hereby agrees with you as follows:

      1. COMMITMENT. Subject to the terms hereof (including satisfaction of the conditions in Section 2 below), Phoenix hereby commits to JLM to purchase, and to cause one or more persons who are "accredited investors" (as defined below) and not officers, directors, or directly or indirectly beneficial owners of 10% or more of JLM's outstanding Common Stock to purchase, the Shares as soon as practicable after the satisfaction of all of the conditions in the Purchase Agreement (as defined below) but in no event later than June 15, 2001 (provided such conditions are satisfied by such date). Phoenix shall cause such other purchasers to purchase no less than 1,100,000 Shares of the Shares being purchased. The delivery of the Shares will be applied against payment therefor in immediately available funds.

      2. CONDITIONS. The obligation of Phoenix and such other persons (collectively, the "Purchasers") to purchase the Shares pursuant to Section 1 hereof is subject to, among other things, the satisfaction of the following conditions:

            (a) JLM shall have entered into a definitive purchase agreement (the "Purchase Agreement") with the Purchasers, in form and substance consistent with this letter and


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JLM Industries, Inc.
April 11, 2001
Page 2


otherwise satisfactory to Phoenix in its sole discretion, providing for the purchase and delivery of the Shares and all conditions precedent thereunder shall have been fulfilled to the satisfaction of Phoenix in its sole discretion.

            (b) The Purchase Agreement will contain, without limitation, the following provisions:

                  (i) The principal terms specified in Exhibit A attached hereto.

                  (ii) The proceeds from the sale of the Shares, along with the proceeds from the consummation of the Refinancing, will be used to pay at the closing of the purchase of the Shares (the "Closing") all outstanding obligations of JLM and its subsidiaries to Citizens pursuant to the Citizens Credit Agreement.

                  (iii) The conditions to Closing will include the delivery of legal opinions, officers' certificates, and related documentation satisfactory to Phoenix and such other closing documents and conditions customary for such agreements or reasonably requested by Phoenix.

                  (iv) Each Purchaser (other than Phoenix and Mr. Philip Sassower) shall represent that, as of the date of the Purchase Agreement and as of the Closing Date, it is not an affiliate of JLM after giving effect to the purchase of the Shares pursuant to the Purchase Agreement.

                  (v) Phoenix and Mr. Philip Sassower shall agree that for a period of two years after the Closing Date that they shall not directly or indirectly participate in a proxy solicitation with respect to the election of directors in opposition to the Board's recommendation.

                  (vi) Each Purchaser shall represent that it is an "accredited investor" as defined in the Securities Act of 1933, as amended (the "Securities Act") and shall make such other representations as are customary for a private placement pursuant to Regulation D under the Securities Act.

                  (vii) The Closing will take place as soon as practicable after the satisfaction or waiver of all of the conditions in the Purchase Agreement, but no later than June 15, 2001, provided that such conditions are satisfied in full.

            (c) Phoenix shall have been satisfied in its sole discretion with its due diligence investigation of JLM and its subsidiaries, including its review of all environmental matters relating to real property owned, co-owned or leased by JLM and/or its subsidiaries.

            (d) The capitalization of JLM and its subsidiaries as of the Closing (without giving effect to the Purchase Agreement) shall be as set forth in the capitalization table included in Exhibit B attached hereto, and JLM and its subsidiaries shall not have offered, placed, issued, or sold any securities or other obligations (other than as part of this contemplated financing).

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JLM Industries, Inc.
April 11, 2001
Page 3


            (e) In the sole judgment of Phoenix, no material adverse change shall have occurred since December 31, 2000 in the business, operations, properties, prospects or condition (financial or otherwise) of JLM and/or its subsidiaries.

            (f) JLM shall have entered into (i) a definitive loan agreement (the "Bank Credit Agreement") with Congress Financial Corporation providing for loans to JLM of an aggregate of not less than $20 million for the purpose of refinancing JLM's indebtedness to Citizens Bank and providing working capital,
(ii) a definitive loan agreement with SouthTrust Bank for $1,885,000 for the purpose of refinancing the mortgage on JLM's headquarters, and (iii) a definitive loan agreement with Citizens providing for a term loan of $5 million, in each case in form and substance satisfactory to Phoenix, and such financings and the Refinancing shall have been consummated on terms satisfactory to Phoenix.

            (g) JLM shall have furnished such information to Phoenix as it has reasonably requested, and shall have otherwise cooperated with Phoenix to facilitate the preparation and filing with the SEC as soon as possible after the Closing of a registration statement on Form S-3 (or if Form S-3 is not available on Form S-1) under the Securities Act with respect to the resale of the Shares and all of the shares of Common Stock underlying the warrants issued pursuant to, arising out of or in connection with (a) that certain retainer agreement dated March 27, 2001 (the "Retainer Agreement") between Phoenix and the Company and (b) this letter (the "Warrant Shares").

            (h) There shall not exist any threatened, instituted or pending action, proceeding or counterclaim by or before any court or governmental, administrative or regulatory agency or authority, domestic or foreign, seeking to obtain, or having resulted in the entry of, any judgment, order or injunction that would restrain, prohibit or impose materially adverse conditions on the ability of the Purchasers to purchase the Shares or otherwise materially adversely affecting JLM or any of its subsidiaries or affiliates.

            (i) Phoenix shall have been paid in full all fees and other amounts owed to it by JLM for which it has received an invoice, including all of the Warrant Shares.

            (j) In the reasonable opinion of Phoenix, there shall not have occurred and be continuing, nor shall there be any likelihood of an occurrence within a reasonably imminent period of time of (A) a material disruption in the U.S. financial markets, (B) a banking moratorium declared by federal or New York State banking authorities or (C) a suspension or limitation in the trading of the Common Stock of JLM or Nasdaq or the NYSE generally.

            (k) Board and shareholder approval of the transactions contemplated hereby shall have been obtained in accordance with Delaware law and the applicable rules of the Nasdaq Stock Market.

      If any condition to Phoenix's obligations set forth in this letter or in the Purchase Agreement is or becomes incapable of being satisfied, Phoenix may terminate this letter without any liability to JLM or its subsidiaries or affiliates. The parties agree that JLM's conditions to

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JLM Industries, Inc.
April 11, 2001
Page 4


closing under the Purchase Agreement shall include those set forth in Sections 2(b)(i), (iv), (v) and (vi) and 2(k) of this letter.

      3. INDEMNIFICATION. The indemnification provisions set forth in the Retainer Agreement shall apply hereto to each Purchaser and its respective directors, officers, employees, agents and controlling persons and to the transactions contemplated hereby.

      4. FEES AND EXPENSES. As soon as practicable after your acceptance of this letter (but in no event more than 20 days after the date hereof), you shall issue to Phoenix five-year warrants to purchase an aggregate of 100,000 shares of Common Stock, at an exercise price equal to $1.15 per share, which warrants shall be credited against the consideration payable to Phoenix pursuant to the Standby Commitment as defined in the Retainer Agreement and Section 11 hereof. In addition, JLM agrees to pay or promptly reimburse Phoenix upon request from time to time for all costs, fees and expenses incurred by Phoenix in connection with or arising out of this letter, whether or not a transaction is consummated, including the fees and disbursements of Phoenix's counsel and any other advisor retained by Phoenix (such as accountants or consultants), all costs or recording and filing liens, record searches, title registrations, appraisal costs, and environmental inspections and reports, and all other fees incidental to the financing contemplated hereby.

      5. TERMINATION. The commitment of Phoenix hereunder shall terminate 90 days after the date hereof; PROVIDED, HOWEVER, that such commitment shall immediately terminate if you have not executed, delivered and accepted this letter within five days of the date hereof. No termination shall affect your obligations set forth in Sections 3 and 4 hereof, which shall survive any such termination.

      6. GOVERNING LAW. This letter shall be governed by, and construed in accordance with, the laws of the State of New York (without giving effect to the conflicts of law principles thereof).

      7. ASSIGNMENT. This letter shall not be assignable by either party hereto without the prior written consent of the other party, and any such attempted assignment shall be void and of no effect; PROVIDED, HOWEVER, that nothing contained in this Section shall prohibit Phoenix from assigning all of its rights hereunder to a third party, in whole or part, selling all or a portion of the Shares to one or more persons or designating additional persons to purchase the Shares pursuant to arrangements satisfactory to Phoenix.

      8. EXECUTION IN COUNTERPARTS. This letter may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

      9. AMENDMENTS, ETC. No amendment or waiver of any provision of this letter, nor any consent or approval to any departure therefrom, shall in any event be effective unless the same shall be in writing and signed by the parties hereto and then any such waiver, consent or

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JLM Industries, Inc.
April 11, 2001
Page 5


approval shall be effective only in the specific instance and for the specific purpose for which given.

      10. CONFIDENTIALITY. This letter and the terms contained herein shall not be disclosed publicly without the prior written consent of Phoenix, except as otherwise required by applicable law.

      11. RETAINER AGREEMENT MODIFICATION. The parties agree that notwithstanding anything to the contrary contained in the Retainer Agreement, at Closing Phoenix and/or its designees shall receive five-year warrants to purchase an aggregate of 425,000 shares of Common Stock, at an exercise price of $1.15 per share, less the warrants described in Section 4 hereof.




      **** The remainder of this page has been left intentionally blank ***


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JLM Industries, Inc.
April 11, 2001
Page 6




      Please confirm that the foregoing correctly sets forth our agreement by signing and returning to Phoenix the duplicate copy of this letter enclosed herewith. Upon your acceptance hereof, this letter shall constitute a binding agreement between you and Phoenix, subject to the terms hereof.

                                          Very truly yours,

                                          PHOENIX ENTERPRISES LLC


                                          By: /s/ Philip S. Sassower
                                             -----------------------------
                                             Name:  Philip S. Sassower
                                             Title: President and Chief
                                                    Executive Officer


Accepted and agreed to as of
the date first above written:

JLM INDUSTRIES, INC.


By: /s/ John Macdonald
   -----------------------------
   Name:  John Macdonald
   Title: President and Chief
          Executive Officer

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                                    EXHIBIT A

                   SUMMARY OF PRINCIPAL TERMS FOR COMMON STOCK


Issuer:                                  JLM Industries, Inc. ("JLM").

Generally:                               Each share of Common Stock will have
                                         the same rights and benefits as the
                                         currently authorized Common Stock of
                                         JLM as set forth in JLM's Restated
                                         Certificate of Incorporation and as
                                         provided by Delaware law.

Purchase Price:                          The purchase price for the Shares will
                                         be $1.15 per share.

Registration Rights:                     JLM shall file a Registration
                                         Statement on Form S-3 (or, if Form S-3
                                         is not available, on Form S-1)
                                         concerning the resale of the Shares
                                         and the Warrant Shares within 30 days
                                         of the Closing and shall use its best
                                         efforts to have such Registration
                                         Statement be declared effective by the
                                         SEC.  In addition, holders of the
                                         Shares and the Warrant Shares will be
                                         entitled to certain piggy-back
                                         registration rights.  If the
                                         Registration Statement has not been
                                         declared effective within 180 days of
                                         the Closing or is otherwise not
                                         current after 2 days prior written
                                         notice to JLM of the proposed sale by
                                         a holder, JLM shall pay each holder of
                                         the Shares a penalty of 1.5% of the
                                         Purchase Price of the shares then held
                                         by such holder for each 30 day period
                                         thereafter until the Registration
                                         Statement is declared effective.  Such
                                         penalty may be paid in cash or shares
                                         of Common Stock based on the then
                                         Market Price at each due date.  If
                                         such Registration Statement has not
                                         been declared effective by the first
                                         anniversary of the Closing, the
                                         holders of the Shares shall have the
                                         right, subject to Delaware law and
                                         then applicable bank restrictions, to
                                         cause JLM to redeem the Shares for a
                                         period of 30 calendar days at a


                                      A-1
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                                         redemption price equal to the higher
                                         of (a) 130% of the Purchase Price or
                                         (b) the then Market Price.  For
                                         purposes hereof, the term Market Price
                                         shall mean the average of the closing
                                         sale prices of the Common Stock on the
                                         Nasdaq National Market over the twenty
                                         trading days immediately preceding the
                                         date of such measurement.







                                      A-2
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                                    EXHIBIT B

                                 CAPITALIZATION



Shares of Common Stock outstanding:      6,568,222   shares

Convertible securities outstanding:        399,300   options

                                           250,000   warrants










                                      B-1